SSY Consultancy & Research Ltd

April 1, 2015

Scorpio Bulkers Inc.
9, Boulevard Charles III
MC 98000 Monaco

Gentlemen:

Reference is made to the Annual Report on Form 20-F of Scorpio Bulkers Inc. (the "Company") for the year ended December 31, 2014 (the "Annual Report") and the registration statement on Form F-3 (File No. 333-201354) of the Company, as may be amended, including the prospectus contained therein and any prospectus supplement related thereto (the "Registration Statement"). We hereby consent to the incorporation by reference in the Registration Statement of all references to our name in the Annual Report and to the use of the statistical information and industry and market data in the full format (including all disclaimers) supplied by us as set forth in the Annual Report.

We further advise the Company that our role has been limited to the provision of such statistical information and industry and market data supplied by us. With respect to such information and data, we advise you that:

(1) certain information in our database is derived from estimates or subjective judgments, and while we have taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures; and

(2) the information in the databases of other maritime data collection agencies may differ from the information in our database.

We hereby consent to the filing of this letter as an exhibit to the Annual Report, which is incorporated by reference into the Registration Statement.

Yours faithfully,

JP Kearsey

Director

SSY Consultancy & Research Ltd

SSY Consultancy & Research Ltd
Lloyds Chambers | 1 Portsoken Street | London | E1 8PH | UK
T: +44 (0)20 7977 7404 | F: +44 (0)20 7265 1549 | E: research@ssy.co.uk
www.ssyonline.com
Company registered in England Registered No 1971247